Pricing Supplement No. 2          Dated July 27, 1998        Rule 424(b)(3)
                                                             File No. 333-35235
(To Prospectus dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series D
(Floating Rate)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
   SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount:    $10,000,000     Initial Interest Rate       5.95625%
Issue Price:         $10,000,000
                                     Base Rate:              1-mo. LIBOR + .30%
Trade Date:           July 23, 1998  Federal Funds Rate      Prime Rate
Original Issue Date:  July 28, 1998  Treasury Rate           Other (see att.)
Maturity Date:        July 30, 1999  Commercial Paper Rate
Form: X   Book-Entry
          Certified   Interest Reset Period Daily     Weekly        X   Monthly
          Both                              Quarterly Semi-Annually     Annually
Interest Determination
 Dates:                     Two London business days      Spread (+/-):   + .30%
                            before interest payment date  Spread Multiplier:
Interest Payment Period:    Monthly                       Alternate Rate Event
Interest Payment Dates:     1st of each month             Spread
                                                          Maximum Interest Rate:
                                                          Minimum Interest Rate:
Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity

                           Redemption                                 Redemption
                              Date(s)                                  Price(s)
     01/04/99 and each payment date thereafter w/30 days notice          Par
Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof The Notes may be repaid prior to maturity at the option of the holders thereof

                           Redemption                                 Redemption
                              Date(s)                                  Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series D Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B, Series C and any Series D Notes), there will be $160 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes, Series C and the Series D Notes) outstanding.